EXHIBIT 10.2
AMENDMENT TO DEFERRED COMPENSATION PLAN
          THIS AMENDMENT TO DEFERRED COMPENSATION PLAN is effective as of April 2, 2007, if at least one Participant becomes an Electing Participant and does not revoke his election prior to the deadline prescribed by the rules and procedures adopted in accordance with the Celanese Corporation Deferred Compensation Plan (the “Plan”).
          WHEREAS, the Company has adopted the Plan for the benefit of certain key employees and has heretofore granted certain awards to Participants in the Plan; and
          WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan in certain respects.
          NOW, THEREFORE, the Company hereby amends the Plans follows:
     1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
     2. Plan Amendments. A new Section VII is hereby added to the Plan, to read as follows:
SECTION VII
2007 PLAN RESTRUCTURING
     7.1 General. In accordance with rules and procedures adopted by the Board or a committee thereof, Participants may be given an opportunity to elect to restructure a portion of their outstanding Accounts under the Plan. With respect to each Participant who so elects (an “Electing Participant”), the restructured portion of the Participant’s Accounts shall be subject to the terms and conditions of this Section VII and the remaining terms of the Plan (to the extent not inconsistent with this Section VII), as well as the terms and conditions of a Deferral Agreement applicable to such restructured portion. The non-restructured portion of the Participant’s Account shall continue to be subject to the terms and conditions of the Plan (without regard to this Section VII) and the Deferral Agreement previously entered into between the Company and the Participant.
     7.2 Portion of Accounts Subject to Restructuring. The portions of the Accounts of an Electing Participant which shall be subject to this Section VII shall be as follows:
     (i) In the case of deferred compensation awards granted as of January 21, 2005 (“IPO Awards”), the portion of such Participant’s Tier II Time Account referred to in Section 4.2(a)(iii)-(v) of the Plan, and in the case of other deferred compensation awards outstanding as of April 2,

2007 (“Other Awards”), the portion of such Participant’s Tier II Time Account set forth in Section      of such Participant’s Deferral Agreement*; and
     (ii) In the case of IPO Awards, the portion of each of such Participant’s Performance Accounts referred to in Section 4.3(a)(iii) and (iv) of the Plan, and in the case of Other Awards, the portion of each of such Participant’s Performance Accounts referred to in Section ___of such Participant’s Deferral Agreement*.
     The amount representing the sum of the portions referred to in clauses (i) and (ii) above is hereinafter referred to as the Participant’s “Restructured Amount”.
     7.3 Restructured Account. With respect to each Electing Participant, effective as of April 2, 2007, an amount equal to 90% of the Restructured Amount shall be transferred and credited to a new single Account (a “Restructured Account”) and the remaining portion of the Electing Participant’s Restructured Amount shall be cancelled for no consideration. The amount initially credited to the Restructured Account shall thereafter be adjusted on a quarterly basis, until full settlement is made with respect to the Restructured Account (including by way of forfeiture), to reflect the performance of the notional investment vehicles referred to in Section 7.4 selected by the Electing Participant.
     7.4 Notional Investment of Restructured Account. In accordance with rules and procedures adopted by the Board or a committee thereof, Electing Participants may treat the balance credited to their Restructured Account as being invested in one or all of the following notional investments:
(a)	A vehicle earning an interest rate equal to the ten-year Treasury Note interest as in effect as of the previous December 1, plus 2 percentage points;

(b)	The S&P 500 index;

(c)	Shares of Company common stock; or

(d)	Such other funds as the Committee may authorize from time to time.

*	Insert Section number from participant’s existing Deferral Agreement.

     7.5 Other Terms and Conditions Applicable to Restructured Account. Amounts credited to a Electing Participant’s Restructured Account shall be subject to such other terms and conditions (including, but not limited to, terms and conditions pertaining to the vesting and payment of such amounts) as are set forth in a Deferral Agreement applicable to such Account and, to the extent not inconsistent with this Section VII and such Deferral Agreement, the provisions of the Plan.